Exhibit 99.3

FOR IMMEDIATE RELEASE:
Tuesday, April 15, 2003

COMMERCE BANCSHARES, INC. REPORTS FIRST QUARTER
EARNINGS PER SHARE GROWTH OF 8%

     Commerce Bancshares, Inc. announced earnings of $.70 per share for the three months ended March 31, 2003, an increase of 8% compared to $.65 per share in the first quarter of 2002. Net income for the first quarter amounted to $47.2 million compared with $45.5 million in the same period last year. The return on average assets for the three months ended March 31, 2003, was 1.46%, the return on equity was 13.3%, and the efficiency ratio was 61.2%.

     In making this announcement, David W. Kemper, Chairman and CEO, said, “Continued low interest rates and weak loan demand hampered growth in net interest income; however, higher total earning assets allowed our net interest income to grow modestly from a year ago. Growth in bankcard, bond and deposit fee revenues helped grow overall non-interest income 8%. Non-interest expense remained controlled growing by less than 4% over the prior year.”

     Mr. Kemper added, “Asset quality continues to remain strong with our allowance for loan losses at 1.65% of total outstanding loans. Also non-performing loans totaled $32.0 million or .40% of total loans, well below peer averages. Net loan charge-offs for the three months ended March 31, 2003, were .46% of total average loans compared to .54% for the fourth quarter of 2002 and .39% for the same period last year.”

     Total assets at March 31, 2003, were $13.4 billion, total loans were $8.0 billion, and total deposits were $10.3 billion. At March 31, 2003, the allowance for loan losses amounted to $132.2 million, and was 413% of non-performing loans. During the quarter, the Company increased its cash dividend to shareholders by 7%, making this the 35th consecutive year of per share dividend increases. Also during the quarter, the Company’s Board of Directors authorized a four million share stock buyback plan and approved a change in accounting that expenses the cost of stock options. This accounting change was retroactively applied. The earnings per share impact for the three months ended March 31, 2003 and 2002 was $.02 in each quarter.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

(more)

     Posted to the Company’s web site is management’s discussion of first quarter results. To see this information please visit our web site at www.commercebank.com.

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For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	12/31/02	3/31/03	3/31/02

Non-Accrual Loans	$28,065	$32,026	$26,181
Foreclosed Real Estate	$1,474	$1,748	$2,280
Total Non-Performing Assets	$29,539	$33,774	$28,461
Non-Performing Assets to Loans	.38%	.42%	.37%
Non-Performing Assets to Total Assets	.22%	.25%	.23%
Loans 90 Days & Over Past Due – Still Accruing	$22,428	$21,075	$20,330

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended

	December 31	March 31	March 31
(Unaudited)	2002	2003	2002

Financial Summary (In thousands, except per share data)
Net interest income	$127,930	$124,210	$120,688
Taxable equivalent net interest income	128,527	124,854	121,194
Non-interest income	72,500	74,606	69,098
Provision for loan losses	10,848	10,020	7,399
Non-interest expense	116,049	120,734	116,339
Net income	50,899	47,228	45,482
Cash dividends	10,384	10,992	10,659
Net total loan charge-offs	10,818	8,976	7,399
Net business charge-offs	3,503	2,268	1,361
Net credit card charge-offs	4,509	4,709	4,292
Net personal banking charge-offs	2,147	2,391	1,669
Net real estate charge-offs (recoveries)	659	(392)	77
Per share:
Net income - basic	$0.76	$0.71	$0.66
Net income - diluted	$0.75	$0.70	$0.65
Cash dividends	$0.155	$0.165	$0.155
Diluted wtd. average shares o/s	68,009	67,573	69,699
RATIOS
Average loans to deposits	81.18%	80.52%	78.09%
Return on total average assets	1.58%	1.46%	1.51%
Return on total average stockholders’ equity	14.36%	13.30%	14.13%
Efficiency ratio*	58.34%	61.20%	60.96%
AT PERIOD END
Book value per share based on total stockholders’ equity	$21.22	$21.51	$19.04
Market value per share	$39.29	$36.55	$42.11
Allowance for loan losses as a percentage of loans	1.66%	1.65%	1.71%
Tier I leverage ratio	10.18%	9.99%	10.05%
Common shares outstanding	67,029,616	66,398,106	68,743,252
Shareholders of record	5,081	5,081	5,281
Number of bank/ATM locations	340	333	345
Number of bank charters	4	4	4
Full-time equivalent employees	5,012	5,013	5,032

	March 31	March 31
OTHER YTD INFORMATION	2003	2002

High market value per share	$41.18	$42.44
Low market value per share	$35.20	$35.81

*     The efficiency ratio is defined as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended

(Unaudited)	December 31	March 31	March 31
(In thousands, except per share data)	2002	2003	2002

INTEREST INCOME
Interest and fees on loans	$115,993	$110,972	$119,112
Interest on investment securities	45,614	44,464	44,183
Interest on federal funds sold and securities purchased under agreements to resell	300	148	541

Total interest income	161,907	155,584	163,836

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	9,494	8,081	11,993
Time open and C.D.’s of less than $100,000	15,202	13,857	21,249
Time open and C.D.’s of $100,000 and over	4,037	3,951	5,018
Interest on other borrowings	5,244	5,485	4,888

Total interest expense	33,977	31,374	43,148

Net interest income	127,930	124,210	120,688
Provision for loan losses	10,848	10,020	7,399

Net interest income after provision for loan losses	117,082	114,190	113,289

NON-INTEREST INCOME
Trust fees	14,715	14,524	15,439
Deposit account charges and other fees	23,667	22,576	21,093
Credit card transaction fees	16,023	14,466	12,883
Trading account profits and commissions	4,016	4,394	4,045
Consumer brokerage services	2,034	2,193	2,542
Mortgage banking revenue	1,316	1,031	571
Net gains on securities transactions	2,249	2,272	115
Other	8,480	13,150	12,410

Total non-interest income	72,500	74,606	69,098

NON-INTEREST EXPENSE
Salaries and employee benefits	63,614	68,593	65,927
Net occupancy	9,166	10,338	8,427
Equipment	6,132	5,878	5,111
Supplies and communication	8,439	8,538	7,943
Data processing and software	10,516	9,876	11,876
Marketing	4,167	3,106	3,368
Other intangible assets amortization	423	450	724
Other	13,592	13,955	12,963

Total non-interest expense	116,049	120,734	116,339

Income before income taxes	73,533	68,062	66,048
Less income taxes	22,634	20,834	20,566

NET INCOME	$50,899	$47,228	$45,482

Net income per share - basic	$0.76	$0.71	$0.66

Net income per share - diluted	$0.75	$0.70	$0.65

Cash dividends per common share	$0.155	$0.165	$0.155

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2002	2003	2002

ASSETS
Loans, net of unearned income	$7,875,944	$7,988,171	$7,605,660
Allowance for loan losses	(130,618)	(132,162)	(129,973)

Net loans	7,745,326	7,856,009	7,475,687

Investment securities:
Available for sale	4,201,477	4,120,986	3,487,252
Trading	11,635	44,639	14,456
Non-marketable	62,136	70,605	64,458

Total investment securities	4,275,248	4,236,230	3,566,166

Federal funds sold and securities purchased under agreements to resell	16,945	47,505	92,660
Cash and due from banks	710,406	759,615	558,793
Land, buildings and equipment - net	335,230	334,685	322,546
Goodwill	43,224	48,522	43,941
Other intangible assets - net	3,967	3,517	6,118
Other assets	178,069	156,319	207,073

Total assets	$13,308,415	$13,442,402	$12,272,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,478,880	$1,601,303	$1,378,609
Savings, interest checking and money market	5,878,230	5,977,141	5,828,098
Time open and C.D.’s of less than $100,000	1,952,850	1,899,008	2,101,581
Time open and C.D.’s of $100,000 and over	603,351	801,199	655,057

Total deposits	9,913,311	10,278,651	9,963,345
Federal funds purchased and securities sold under agreements to repurchase	1,459,868	1,218,697	492,948
Long-term debt and other borrowings	338,457	362,143	390,917
Other liabilities	174,327	154,599	117,187

Total liabilities	11,885,963	12,014,090	10,964,397

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	336,192	336,940	327,878
Capital surplus	290,041	295,245	236,389
Retained earnings	707,433	743,669	716,087
Treasury stock	(5,507)	(35,528)	(1,541)
Other	(1,800)	(2,363)	(2,154)
Accumulated other comprehensive income	96,093	90,349	31,928

Total stockholders’ equity	1,422,452	1,428,312	1,308,587

Total liabilities and stockholders’ equity	$13,308,415	$13,442,402	$12,272,984

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended

(Unaudited)	December 31	March 31	March 31
(Dollars in thousands)	2002	2003	2002

Loans:
Business	$2,453,906	$2,273,809	$2,381,993
Real estate - construction	491,960	403,090	440,035
Real estate - business	1,527,722	1,771,035	1,474,199
Real estate - personal	1,237,253	1,275,086	1,276,174
Personal banking	1,738,396	1,722,157	1,557,521
Credit card	507,507	518,026	486,682

Total loans	7,956,744	7,963,203	7,616,604

Investment securities (excluding unrealized gains and losses):
Available for sale	3,616,148	3,987,121	3,513,032
Trading	11,893	28,714	7,866
Non-marketable	69,402	70,201	65,796

Total investment securities	3,697,443	4,086,036	3,586,694

Federal funds sold and securities purchased under agreements to resell	78,358	42,214	124,706

Total interest earning assets	11,732,545	12,091,453	11,328,004

Total assets	12,756,592	13,135,641	12,253,212

Interest bearing deposits:
Savings	353,815	362,014	339,561
Interest checking	302,240	374,372	295,244
Money market	5,543,873	5,504,250	5,410,248
Time open & C.D.’s of less than $100,000	1,967,132	1,920,874	2,146,024
Time open & C.D.’s of $100,000 and over	619,603	733,958	633,190

Total interest bearing deposits	8,786,663	8,895,468	8,824,267

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,052,186	1,303,652	691,907
Long-term debt and other borrowings	360,771	363,401	391,931

Total borrowings	1,412,957	1,667,053	1,083,838

Total interest bearing liabilities	10,199,620	10,562,521	9,908,105

Non-interest bearing deposits	1,014,591	994,824	928,770
Total stockholders’ equity	1,406,232	1,439,737	1,304,961
Net yield on interest earning assets (tax-equivalent basis)	4.35%	4.19%	4.34%

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2003

For the quarter ended March 31, 2003, net income amounted to $47.2 million, an increase of $1.7 million or 3.8% over the first quarter of the previous year. Return on assets was 1.5% and the return on equity totaled 13.3%. For the quarter, the efficiency ratio amounted to 61.2%. The increase in net income over the 1st quarter of last year was the result of a 2.9% increase in net interest income, coupled with growth in non-interest income of 8.0%. Non-interest expense increased 3.8% compared to the same quarter last year and the provision for loan losses also grew by $2.6 million. Effective January 1, 2003, the Company elected to expense the cost of stock options by retroactively applying the rules of Financial Accounting Statement 123. The after-tax per share impact for the three months ended March 31, 2003 and 2002 was a decline of $.02 in each quarter. The Company expects the overall annual impact of applying FAS 123 to be $.05 per share.

Balance Sheet Review

During the 1st quarter, average loans grew only slightly, compared to the 4th quarter of 2002. As discussed in the 2002 10-K report, as of December 31, 2002, the Company reclassified certain segments of its loan portfolio to better align the loans to related collateral. The reclassification reduced business and construction loan totals but increased business real estate, personal real estate and personal loans. Prior quarter averages were not restated. Excluding this reclassification, during the quarter, business and business real estate loans grew by $22.5 million and $33.7 million, respectively, while personal real estate loans and personal loans declined $17.7 million and $42.2 million, respectively. Uncertainties internationally and in the nation’s economy continue to constrain loan growth in the business sector. The decline in average personal real estate loans was mainly due to early pay off of mortgage loans. Low interest rates continued to create demand for fixed rate real estate loans and, as a result loan originations remained at higher historical levels. The Company, however, only retains adjustable rate and 15 year fixed mortgages on its balance sheet and those new loans only partially offset the early pay offs of these loans. Student loans grew approximately $53 million during the quarter, but loans of $102.1 million were sold to the secondary market at the end of December 2002, causing overall personal loan averages to decline. Average credit card loans grew by $10.5 million compared to the 4th quarter mainly a result of higher seasonal activity.

The investment securities portfolio, excluding fair value adjustments, increased on average by $371.8 million or 10.1% this quarter compared with the previous quarter. The increase in average securities resulted from purchases of new securities with liquidity obtained from increases in both deposits and short-term borrowings. The growth in securities occurred mainly due to higher investments in U.S government, CMO’s and asset- backed securities.

Total average deposits increased by $89.0 million during the 1st quarter compared to the 4th quarter of last year, or an annualized growth rate of 3.6%. The increase was due mainly to an increase in interest checking and short-term jumbo certificates of deposit (CD’s) of $184.8 million offset by a decline in small retail CD’s and money market deposits of $85.9 million.

During the quarter, average borrowings increased by $254.1 million primarily due to growth in federal funds purchased.

The loan to deposit ratio for the quarter decreased to 80.5%, down from 81.2% in the 4th quarter of 2002. The decrease in this ratio is the result of growth in the deposit portfolio (mainly CD’s and interest checking accounts) coupled with modest growth in the loan portfolio.

Net Interest Income

In the 1st quarter, net interest income amounted to $124.2 million, an increase of approximately $3.5 million compared to the 1st quarter of last year. The net yield on earning assets declined 15 basis points in the current quarter to 4.19%.

With interest rates at all time lows, the net interest margin was affected by the re-pricing of earning assets into lower rates. During the quarter, average rates earned on investment securities declined 47 basis points while rates earned on loans declined 14 basis points, reflective of rate reductions by the Federal Reserve in the previous quarter. The decline in average rates on investment securities was mainly the result of an adjustment of $1.1 million which reduced interest income on the Company’s CMO’s and mortgage and asset-backed securities, as a result of faster principal payments received on these securities. Partly offsetting this decline were lower rates paid on deposit accounts (mainly CD’s and money market accounts) which averaged 12 basis points lower than in the 4th quarter of last year. Additionally, growth in the average balance of the investment securities portfolio of $371.8 million added $4.5 million in interest income this quarter, however, new securities purchased were at lower rates, contributing to the lower net yield on earning assets this quarter.

During the quarter, interest income declined $6.3 million from the previous quarter mainly as a result of lower yields on earning assets coupled with the effects of a shorter quarter (90 days vs 92 days). This decline was partly offset by higher balances of business and business real estate loans. The overall yield of interest

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2003

earning assets declined 26 basis points to 5.24%. Total interest expense decreased $2.6 million during the current quarter compared with the previous quarter mainly due to the shorter quarter and lower average rates. The overall cost of interest bearing liabilities decreased 12 basis points during the quarter to 1.20%.

Non-Interest Income

For the 1st quarter of 2003, total non-interest income amounted to $74.6 million compared with $69.1 million in the same quarter last year, or an increase of 8.0%. This increase resulted from growth in bankcard, deposit account, bond trading and mortgage banking revenue. Bankcard fees for the quarter increased 12.3% over the same period last year, primarily resulting from a 17.5% increase in debit card fees and a 14.0% increase in credit cardholder fees. Deposit account fees in the 1st quarter grew by 7.0%, over last year, due mainly to higher fees earned on commercial cash management accounts and deposit account overdrafts. Bond trading revenues increased 8.6% due to continued strong sales of fixed income investments to commercial and correspondent bank customers. Trust fees for the quarter were down 5.9% from the same quarter last year as a result of lower fees on personal trust accounts and continued lower asset valuations upon which fees are charged. Other non-interest income for the quarter included a pre-tax gain of $4.1 million on the sale of student loans and compares with similar student loan gains of $3.4 million recorded last year in the same period.

Net securities gains amounted to $2.3 million for the 1st quarter of 2003 compared to net gains of $115 thousand in the 1st quarter of last year.

Non-Interest Expense

Non-interest expense for the quarter amounted to $120.7 million, an increase of $4.4 million, or 3.8%, compared with $116.3 million recorded in the 1st quarter of last year.

Compared with the 1st quarter last year, salaries and benefits expense increased 4.0% mainly due to normal merit increases and higher costs for pension plan expense, which were up $853 thousand. Full time equivalent employees totaled 5,013 and 5,032 at March 31, 2003 and 2002, respectively. Occupancy costs grew $1.9 million, or 22.7%, mainly as a result of higher depreciation and operating costs resulting from a recently renovated office building and lease termination payments of $550 thousand on vacated office space. Increased costs were also incurred for equipment and network communications costs. Offsetting these increases were lower costs for data processing, marketing and intangible amortization costs. Data processing costs continue to be favorably impacted by the internalization of the Company’s mainframe computer operation, which occurred in the 2nd quarter 2002.

Income Taxes

The effective tax rate for the Company was 30.6% for the 1st quarter of 2003, compared with an effective tax rate of 30.8% in the 4th quarter of last year and 31.1% in the 1st quarter of 2002.

Credit Quality

Net loan charge-offs for the 1st quarter 2003 amounted to $9.0 million compared with $10.8 million in the 4th quarter of 2002 and $7.4 million in the 1st quarter of last year. The ratio of net charge-offs to total average loans was ..46% of total average loans, compared with .39% in the same quarter last year and .54% in the 4th quarter 2002. The increase in net charge-offs compared with the 1st quarter last year was mainly the result of the charge down of three individual business and lease loans by a total of $2.0 million coupled with higher personal and credit card loan charge-offs.

For the 1st quarter 2003, net charge-offs on average credit card loans increased to 3.69%, compared with 3.58% in the 1st quarter of last year. Also personal loan charge-offs increased this quarter and amounted to .56% of average personal loans compared to .43% in the same period last year. The provision for loan losses for the quarter totaled $10.0 million, up from $7.4 million in the 1st quarter last year, and slightly down from the 4th quarter last year. The allowance for loan losses at March 31, 2003 amounted to $132.2 million or 1.65% of total loans and represents 413% of total non-performing loans.

Total non-performing assets amounted to $33.8 million, an increase of $4.2 million over the previous quarter and amounted to .42% of loans. The increase was due mainly to a secured lease loan of approximately $7.0 million placed on non-accrual. Non-performing assets are comprised of non-accrual ($32.0 million) and foreclosed real estate ($1.8 million). Loans past due more than 90 days and still accruing interest, totaled $21.1 million at March 31, 2003.

Other

Commerce maintains a treasury stock buyback program; and effective January 2003, was authorized by the Board of Directors to repurchase up to 4 million shares of its common stock. During the quarter ended March 31, 2003, the Company purchased 893,000 shares of treasury stock at an average cost of $38.62 per share.

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of Commerce’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.